UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 24, 2008

WASTE CONNECTIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-31507	94-3283464
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 Iron Point Circle, Suite 200

Folsom, CA 95630

(Address of Principal Executive Offices) (Zip Code)

(916) 608-8200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On September 24, 2008, we entered into an underwriting agreement with J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters named in Schedule I thereto, in connection with the offer and sale by us of 11,000,000 shares of our common stock, par value $0.01 per share, at a price of $32.50 per share. We granted the underwriters an option to purchase up to 1,650,000 additional shares of our common stock to cover over-allotments, which the underwriters exercised in full on September 25, 2008. We expect to receive net proceeds from this offering of approximately $393.9 million after deducting underwriting discounts and commissions and estimated transaction expenses payable by us of approximately $750,000. The shares are being offered and sold under a prospectus supplement and related prospectus filed with the Securities and Exchange Commission pursuant to our shelf registration statement on Form S-3 (File No. 333-153617). The offering is scheduled to close on September 30, 2008, subject to specified closing conditions. A copy of the underwriting agreement is attached as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In connection with the filing of the prospectus supplement, we are filing as Exhibit 5.1 hereto an opinion of Latham & Watkins LLP, regarding the validity of the securities being registered.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

1.1	Underwriting Agreement dated as of September 24, 2008 by and among Waste Connections, Inc. and J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters named in Schedule I thereto.

5.1	Opinion of Latham & Watkins LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 30, 2008

WASTE CONNECTIONS, INC.

By:	/s/ Worthing F. Jackman
Name:	Worthing F. Jackman
Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
1.1	Underwriting Agreement dated as of September 24, 2008 by and among Waste Connections, Inc. and J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters named in Schedule I thereto.

5.1	Opinion of Latham & Watkins LLP.